                                                                   EXHIBIT 1.14


                                                                  August 5, 2002


Penn National Gaming, Inc.
825 Berkshire Boulevard
Suite 200
Wyomissing, Pennsylvania 19610


Attention: Robert S. Ippolito

                       RE: PROJECT LA--COMMITMENT LETTER

Ladies and Gentlemen:

     Penn National Gaming, Inc. ("YOU" or "BORROWER") has advised Bear, Stearns & Co. Inc. ("BEAR STEARNS"), Bear Stearns Corporate Lending Inc. ("BSCL") and Merrill Lynch Capital Corporation ("MERRILL Lynch"; together with Bear Stearns and BSCL, "WE" or "US") that you and a newly formed subsidiary of yours intend to enter into a merger agreement (the "ACQUISITION AGREEMENT") with Hollywood Casino Corporation ("TARGET") pursuant to which, you will acquire through merger (the "ACQUISITION") all of the capital stock of Target for cash. In addition, you have advised us of the following: (1) on the closing date of the Acquisition (the "CLOSING DATE"), you will repay all outstanding borrowings under your existing revolving credit facility and terminate the commitments in connection therewith, (2) on the Closing Date, you will redeem (or irrevocably deposit into trust sufficient funds with an irrevocable notice of redemption to cause the obligations under the indenture in respect thereof to be discharged) Target's outstanding floating rate senior secured notes due 2006, (3) on the Closing Date, you will consummate a cash tender offer for not less than 85% of Target's 11.25% senior secured notes due 2007 (the "NON-CALLABLE NOTES"), obtain consents to eliminate all significant covenants from the governing indenture in connection therewith and modify the indenture governing the Non-Callable Notes to permit the Credit Facilities referred to below to be secured by the collateral securing the Non-Callable Notes on an equal and ratable basis or otherwise discharge or defease the Non-Callable Notes with the same effect, (4) you may commence change of control tender offers under the terms of the indentures governing the first mortgage notes and senior secured notes (collectively, the "EXISTING TARGET SUBSIDIARY BONDS") of Target's Shreveport subsidiary (such subsidiary and its subsidiaries are referred to as the "TARGET UNRESTRICTED GROUP") at a price of 101% of the principal amount thereof, plus accrued and unpaid interest and (5) approximately $17.6 million of personal property subject to capital leases at Target may be purchased and the associated leases terminated, if necessitated by the Acquisition. The refinancing or replacement of all of the foregoing debt (and related consent solicitations) of Borrower, Target and their respective subsidiaries are referred to collectively as the "REFINANCING." The sources and uses of funds necessary to consummate the Transactions (as defined below) will be as set forth in Annex A hereto.

     In order to effectuate the foregoing, you have advised us that you intend to enter into senior secured credit facilities in the amount of $1,000.0 million (the "CREDIT FACILITIES").

     The Acquisition, the Refinancing, the entering into and borrowings under the Credit Facilities by the parties herein described and the other transactions contemplated hereby entered into and consummated in connection with the Acquisition are herein referred to as the "TRANSACTIONS."

     You have requested that BSCL and Merrill Lynch commit to provide the Credit Facilities to finance the Acquisition and the Refinancing and to pay the related fees and expenses.

     Accordingly, subject to the terms and conditions set forth below, each of BSCL and Merrill Lynch hereby agrees with you as follows:

          1. COMMITMENT. Each of BSCL and Merrill Lynch (or one or more of their affiliates) hereby commits to provide to Borrower 50% of each of the Credit Facilities upon the terms and subject to the conditions set forth or referred to herein, in the Fee Letter (the "FEE LETTER") dated the date hereof and delivered to you and in the Senior Secured Credit Facilities Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as EXHIBIT A (the "TERM SHEET").

          2. SYNDICATION. We reserve the right and intend, prior to or after the execution of the definitive documentation for the Credit Facilities (the "CREDIT DOCUMENTS"), to syndicate all or a portion of our commitments to one or more financial institutions (together with BSCL and Merrill Lynch, the "LENDERS"). Our commitment hereunder is subject to each of Bear Stearns (or one of its affiliates) and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") (or one of its affiliates) acting as a joint lead arrangers of and joint book-runners for the Credit Facilities and each of BSCL and Merrill Lynch acting as syndication agents for the Credit Facilities. We (or one of our affiliates) will manage all aspects of the syndication (in consultation with you), including decisions as to the selection of potential Lenders to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate and the final allocations of the commitments among the Lenders (which are likely not to be PRO RATA across facilities among Lenders), and we will exclusively perform all functions and exercise all authority as customarily performed and exercised in such capacities, including selecting counsel for the Lenders, negotiating the Credit Documents and determining the amount and distribution of fees among the Lenders, PROVIDED, HOWEVER, that we agree not to syndicate any portion of our commitments hereunder to Mackay-Shields. Any agent titles (including co-agents) awarded to other Lenders are subject to our prior approval and shall not entail any role with respect to the matters referred to in this paragraph without our prior consent. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities. We may select (with your consent, not to be unreasonably withheld, delayed or conditioned) a Lender to act as an administrative agent (the "ADMINISTRATIVE AGENT") for the Credit Facilities to perform such ministerial and administrative functions as we shall reasonably designate.

          You understand that we intend to commence the syndication of the Credit Facilities promptly, and you agree to assist us actively in achieving a timely syndication that is satisfactory to us. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management, advisors and affiliates of Borrower and Target on the one hand, and the proposed Lenders on the other hand and Borrower hosting, with us, at least one meeting with prospective Lenders at such times and places as we may reasonably request. You agree to, upon our request, (a) provide, and cause your affiliates and advisors to provide, and use your reasonable best efforts to have Target provide, to us all information reasonably requested by us to successfully complete the syndication, including the information and projections (including updated projections) contemplated hereby, and
     (b) assist, and cause your affiliates and advisors to assist, and use your reasonable best efforts to have Target assist, us in the preparation of a Confidential Information Memorandum and other marketing materials (the contents of which you shall be solely responsible for) to be used in connection with the syndication, including making available representatives of Borrower and Target. You also agree to use your reasonable best efforts to ensure that our syndication efforts benefit materially from your (and your affiliates') existing lending relationships. You further agree that, at your expense, you will work with us to procure a rating for the Credit Facilities by Moody's Investor's Service, Inc. and Standard & Poor's Ratings Group promptly after the execution of the Acquisition Agreement.

          3. FEES. As consideration for our commitment hereunder and our agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to us the nonrefundable fees as set forth in the Fee Letter as and when specified in such document.

          4. CONDITIONS. Each of Bear Stearns', BSCL's and Merrill Lynch's commitment hereunder is subject to the conditions set forth elsewhere herein and in the Term Sheet.

          Our commitment hereunder is also subject to (a) other than with respect to changes in the Illinois gaming tax law enacted in June 2002, there not having occurred or becoming known any material adverse change or any condition or event that could reasonably be expected to result in a material adverse change in the business, operations, condition (financial or otherwise), assets, properties, liabilities (contingent or otherwise) or prospects of either (1) Borrower and its subsidiaries taken as a whole (before or after giving effect to the Transactions) since December 31, 2001 or (2) Target and its subsidiaries taken as a whole (before giving effect to the Transactions) since December 31, 2001 (it being acknowledged that neither (i) the existence of the Notice of Violation and Hearing from the State of Louisiana Gaming Control Board dated July 22, 2002 addressed to Hollywood Casino Shreveport nor (ii) the existence of the lawsuits by and against Target and Jack E. Pratt et al shall, by itself, constitute a material adverse change); (b) there not having occurred and be continuing in or affecting current loan syndication or financial, banking or capital market conditions generally that, individually or in the aggregate, in our good faith judgment would materially adversely affect our ability to syndicate the Credit Facilities; (c) our reasonable satisfaction that, after the date hereof and prior to and during the syndication of the Credit Facilities, none of Borrower, Target or any of their respective subsidiaries or affiliates shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of, any debt facility or debt security of any of them, including renewals thereof (other than the Credit Facilities (including the Incremental Facility as defined in the Term Sheet) and any debt financing which we have requested to replace the Second Priority Facility and the Second Term Loan B Draw (each as defined in the Term Sheet)) that shall have disrupted or interfered with the syndication of the Credit Facilities; (d) our reasonable satisfaction that the Acquisition will be consummated in all material respects in accordance with the terms of the Acquisition Agreement (without the waiver or amendment of any material condition unless consented to by the Lead Arrangers), which terms, along with the conditions and structure of the Acquisition and the Acquisition Agreement, shall be in form and substance satisfactory to the Lead Arrangers (it being acknowledged that the Acquisition Agreement as in effect on the date hereof, and all exhibits, schedules, appendices and attachments thereto are satisfactory); (e) our receipt of (i) quarterly consolidated financial statements of Borrower and Target within 45 days of the end of each fiscal quarter to the extent not previously filed with the Securities and Exchange Commission and (ii) monthly consolidated financial statements of Borrower and Target within 30 days of the end of each month subsequent to June 30, 2002 (which date will be extended to 35 days for the month for which the SAS 71 review for the last twelve month period is being conducted and 45 days for the month ended December 31, 2002) (collectively, the "REQUIRED FINANCIALS"); (f) you, Bear Stearns and MLPF&S shall have executed and delivered the engagement letter (the "ENGAGEMENT LETTER") dated the date hereof and you shall not be in breach thereof or in breach of the Fee Letter; and (g) none of the Information and Projections (each as defined below in Section 5 hereof) shall be misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which such statements were made.

          5. INFORMATION AND INVESTIGATIONS. You hereby represent and covenant that (a) all information and data (excluding financial projections) that have been or will be made available by you or any of your affiliates, representatives or advisors to us or any Lender (whether prior to or on or after the date hereof) in connection with the Transactions (including, to our knowledge with respect to Target), taken as a whole (the "INFORMATION"), is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Borrower and its subsidiaries and, to our knowledge, Target and its subsidiaries and the transactions contemplated hereby (the "PROJECTIONS") that have been made or will be prepared by or on behalf of you or any of your affiliates, representatives or advisors and that have been or will be made available to us or any Lender in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time they were prepared (it being understood that the Projections are subject to significant contingencies and uncertainties, many of which are beyond our control, and do not constitute a guarantee or representation of future results). You agree to supplement the Information and the Projections from time to time until the date of execution and delivery of the Credit Documents and, if requested by us, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representation and covenant in the preceding sentence remain correct in all material respects and to permit us to evaluate whether the conditions to our commitments have been satisfied. In syndicating the Credit Facilities we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent check or verification thereof.

          6. INDEMNIFICATION. You agree (i) to indemnify and hold harmless each of Bear Stearns, BSCL and Merrill Lynch and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (Bear Stearns, BSCL, Merrill Lynch and each such other person being an "INDEMNIFIED PARTY") from and against any and all losses, claims, damages, costs, expenses and liabilities, joint or several, to which any Indemnified Party may become subject under any applicable law, or otherwise related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by any Indemnified Party of the services contemplated hereby and will reimburse each Indemnified Party for any and all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of you, Target, or any of your or Target's respective affiliates and whether or not any of the Transactions are consummated or this Commitment Letter is terminated, except to the extent resulting primarily from such Indemnified Party's bad faith, gross negligence or willful misconduct and (ii) not to assert any claim against any Indemnified Party for consequential, punitive or exemplary damages on any theory of liability in connection in any way with the transactions described in or contemplated by this Commitment Letter.

          You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

          In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

          7. EXPENSES. You agree to reimburse us and our affiliates for our and their reasonable expenses upon our request made from time to time (including, without limitation, all reasonable due diligence investigation expenses, fees of consultants engaged with your consent (not to be unreasonably withheld), syndication expenses (including printing, distribution and bank meetings), appraisal and valuation fees and expenses, travel expenses, rating agency fees, duplication fees and expenses, audit fees, search fees, filing and recording fees and the reasonable fees, disbursements and other charges of counsel (and any local counsel) and any sales, use or similar taxes (and any additions to such taxes) related to any of the foregoing) incurred in connection with the negotiation, preparation, execution and delivery, waiver or modification, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documents and the security arrangements (if any) in connection therewith and whether or not such fees and expenses are incurred before or after the date hereof or any loan documentation is entered into or the Transactions are consummated or any extensions of credit are made under the Credit Facilities or this Commitment Letter is terminated or expires.

          8. CONFIDENTIALITY. This Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing and our and/or our affiliates' activities pursuant hereto or thereto are confidential and shall not be disclosed by or on behalf of you or any of your affiliates to any person without our prior written consent, except that you may disclose this Commitment Letter and the Term Sheet (i) to your and Target's and your and its respective officers, directors, employees and advisors, and then only in connection with the Transactions and on a confidential need-to-know basis and (ii) as you are required to make by applicable law or compulsory legal process (based on the advice of legal counsel); PROVIDED, HOWEVER, that in the event of any such compulsory legal process you agree to give us prompt notice thereof and to cooperate with us in securing a protective order in the event of compulsory disclosure and that any disclosure made pursuant to public filings shall be subject to our prior review. You agree that you will permit us to review and approve any reference to any of us or any of our affiliates in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our affiliates may share information concerning you, and, subject to the existing confidentiality agreement between Target and Borrower, Target and your and Target's respective subsidiaries and affiliates among ourselves solely in connection with the performance of our services hereunder and the evaluation and consummation of financings and Transactions contemplated hereby.

          9. TERMINATION. Our commitment hereunder is based upon the financial and other information regarding you and Target and your and its respective subsidiaries previously provided to us. In the event that by means of continuing review or otherwise we become aware of or discover new information or developments concerning conditions or events previously disclosed to us that is inconsistent in any material adverse respect with the Projections or the Information provided to us prior to the date hereof, or if any event or condition has occurred or become known (other than (i) changes in Illinois gaming tax law enacted in June 2002, (ii) the existence of the lawsuits by and against Target and Jack E. Pratt et al and (iii) the existence of the Notice of Violation and Hearing from the State of Louisiana Gaming Control Board dated July 22, 2002 addressed to Hollywood Casino Shreveport that in our judgment has had or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, properties, liabilities (contingent or otherwise) or prospects of either (1) Borrower and its subsidiaries taken as a whole (either before or after giving effect to the Transactions) since December 31, 2001 or (2) Target and its subsidiaries taken as a whole (before giving effect to the Transactions) since December 31, 2001, this Commitment Letter and both of our commitments hereunder shall terminate upon written notice by either Bear Stearns, BSCL or Merrill Lynch. In addition, our commitments hereunder shall terminate in their entirety (A) on the date that is 45 days after the receipt by you of all requisite regulatory approvals but in any event no later than July 31, 2003 if the Credit Documents are not executed and delivered by Borrower and the Lenders by such date, (B) on the date of execution and delivery of the Credit Documents by Borrower and the Lenders and (C) the date of termination or abandonment of the Acquisition or the date of the Acquisition if the initial funding under the Credit Facilities does not occur on such date. Notwithstanding the foregoing, the provisions of Sections 6, 7, 8 and 11 hereof shall survive any termination pursuant to this Section 9; PROVIDED that the provisions of Sections 6 and 7 shall be superceded and replaced in their entirety by the provisions in the definitive documentation relating to expenses and indemnification.

          10. ASSIGNMENT; ETC. This Commitment Letter and our commitment hereunder shall not be assignable by any party hereto (other than by us to our affiliates) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; PROVIDED, HOWEVER, that nothing contained in this Section 10 shall prohibit us (in our sole discretion) from (i) performing any of our duties hereunder through any of our affiliates, and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and
     (ii) granting (in consultation with you) participations in, or selling (in consultation with you) assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements satisfactory to us. Upon any such assignment, upon the request of the Lead Arrangers, the Company will enter into a customary assignment agreement with any such assignee; following the execution and delivery thereof, our commitments hereunder will be reduced by the amount of the commitment assumed in such assignment agreement. Participation will not, in any event, reduce commitments. This Commitment Letter is solely for the benefit of the parties hereto and does not confer any benefits upon, or create any rights in favor of, any other person.

          11. GOVERNING LAW; WAIVER OF JURY TRIAL. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions or the other transactions contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

          12. AMENDMENTS; COUNTERPARTS; ETC. No amendment or waiver of any provision hereof or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart.

          13. PUBLIC ANNOUNCEMENTS; NOTICES. We may, subject to your prior consent (not to be unreasonably withheld, delayed or conditioned) at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (i) you, at your address set forth on page one hereof, with a copy to Peter S. Sartorius, Esq., at Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103; and (ii) Bear Stearns and BSCL at 383 Madison Avenue, New York, New York 10179, Attention: Victor Bulzacchelli and Merrill Lynch, at World Financial Center, North Tower, 27th Floor, 250 Vesey Street, New York, New York 10281, Attention: Chris Ooten, with a copy, in either case, to Jonathan A. Schaffzin, Esq., at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

                            (Signature Page Follows)

     Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and the Fee Letter by signing and returning to the undersigned the duplicate copy of this letter and the Fee Letter enclosed herewith. Unless we receive your executed duplicate copies hereof and thereof by 5:00 p.m., New York City time, on August 16, 2002, our commitment hereunder will expire at such time.

     We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                 Very truly yours,

                                 BEAR, STEARNS & CO. INC.


                                 By: /s/ KEITH C. BARNISH
                                     ----------------------------------
                                     Name: Keith C. Barnish
                                     Title: Senior Managing Director

                                 BEAR STEARNS CORPORATE LENDING INC.


                                 By: /s/ KEITH C. BARNISH
                                     ----------------------------------
                                     Name:  Keith C. Barnish
                                     Title: Executive Vice President

                                 MERRILL LYNCH CAPITAL CORPORATION


                                 By: /s/ STEPHEN D. PARTS
                                     ----------------------------------
                                     Name:  Stephen D. Paras
                                     Title: Vice President

Accepted and agreed to as of the date first written above:

PENN NATIONAL GAMING, INC.


By: /s/ WILLIAM J. CLIFFORD
    ----------------------------------
    Name:  William J. Clifford
    Title: Chief Financial Officer

                                                                         ANNEX A
                            SOURCES AND USES OF FUNDS
                               (IN $ IN MILLIONS)



                 SOURCES                                                      USES
                 -------                                                      ----
Cash on hand at Borrower and Target           $  100.8      Cash purchase price of equity of Target      $   347.5

Revolving Facility(1)                         $   12.9      Refinance Target 11.25% Senior Secured       $   378.4
                                                            Notes, Floating Rate Senior Secured
                                                            Notes, Capital Leases and Other

Term Loan A Facility                          $  100.0      Refinancing Existing Borrower Revolving      $     5.2
                                                            Facility Debt

Term Loan B Facility(2)                       $  600.0      Pension and Severance Costs                  $    16.1

Second Priority Facility(3)                   $    0.0      Transaction and tender fees and expenses     $    66.5

                                                            Repurchase of Shreveport Notes(4)            $     0.0
                                              --------                                                   ---------
        Total Sources                         $  813.7              Total Uses                           $   813.7
                                              ========                                                   =========

--------------------

1. $100.0 million of commitments; approximately $12.9 drawn at closing (assuming termination of Target capital leases).

2. $700.0 million of commitments; additional $100.0 million available draw for repurchase of Shreveport Notes.

3.   $100.0 million of commitments available for repurchase of Shreveport Notes.

4.   Assumes no tender for Existing Target Subsidiary Notes.

CONFIDENTIAL

                        SENIOR SECURED CREDIT FACILITIES

                        SUMMARY OF TERMS AND CONDITIONS(a)

Borrower:                             Penn National Gaming, Inc. ("BORROWER").

Joint Lead Arrangers and Joint        Bear, Stearns & Co. and MLPF&S (collectively,
   Book Runners:                      the "LEAD ARRANGERS").

Syndication Agents:                   BSCL and Merrill Lynch.

Administrative Agent:                 A Lender or other financial institution to be selected by the Lead
                                      Arrangers with the consent (not to be unreasonably withheld) of
                                      Borrower (the "ADMINISTRATIVE AGENT").

Lenders:                              BSCL (or one of its affiliates), Merrill Lynch (or one of its affiliates) and a syndicate of financial institutions (the
                                      "Lenders") arranged by the Lead Arrangers in consultation with
                                      Borrower.

Credit Facilities:                    Senior secured credit facilities (the "CREDIT FACILITIES") in an aggregate principal amount of up to $1,000.0 million, such Credit
                                      Facilities comprising:

                                             (A) TERM LOAN FACILITIES. Term loan facilities in an
                                             aggregate principal amount of $900.0 million (the "TERM LOAN
                                             FACILITIES"), such aggregate principal amount to be
                                             allocated among (i) a Term Loan A Facility in an aggregate principal amount of up to $100.0 million (the "TERM LOAN A
                                             FACILITY"), (ii) a Term Loan B Facility in an aggregate
                                             principal amount of up to $700.0 million (the "TERM LOAN B
                                             FACILITY"), of which $100.0 million will be available for
                                             the Second Term Loan B Draw (as defined below), and (iii) a
                                             Second Priority Term Loan Facility in an aggregate principal amount of up to $100.0 million

-------------------
(a) Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Commitment Letter (the "COMMITMENT LETTER").

                                             (the "SECOND PRIORITY FACILITY"). Loans under the Term Loan
                                             Facilities are herein referred to as "TERM LOANS."

                                             (B) REVOLVING CREDIT FACILITY. A revolving credit facility in an aggregate principal amount of $100.0 million (the
                                             "REVOLVING FACILITY"). Loans under the Revolving Facility
                                             are herein referred to as "REVOLVING LOANS"; the Term Loans and the Revolving Loans are herein referred to collectively as "LOANS." An amount to be agreed of the Revolving Facility will be available as a letter of credit subfacility.

Incremental Facility:                 In addition, the Credit Documents (as defined below) will provide for additional term loans and/or revolving loans, at Borrower's election (the "INCREMENTAL FACILITY"), in an aggregate principal amount not to exceed $100.0 million so long as (i) immediately before and immediately after the borrowing of any such loans there is no Default or Event of Default and (ii) Borrower has received gaming licenses from the State of Pennsylvania to operate slot machines at either of its existing facilities in Pennsylvania;
                                      PROVIDED, HOWEVER, that Borrower uses the funds drawn under the
                                      Incremental Facility solely to buildout such slot operations; and
                                      PROVIDED, FURTHER, that Borrower will be able to draw no more than
                                      $50.0 million per gaming facility for such buildout.

Documentation:                        Usual for facilities and transactions of this type and reasonably acceptable to Borrower and the Lenders.  The documentation for the
                                      Credit Facilities will include, among others, a credit agreement
                                      (the "CREDIT AGREEMENT"), guarantees and appropriate pledge, security interest, mortgage and other collateral documents
                                      (collectively, the "CREDIT DOCUMENTS").  Borrower and the
                                      Guarantors (as defined below under "Guarantors") are herein referred to as the "CREDIT PARTIES" and individually referred to as a "CREDIT PARTY."

Transactions:                         As set forth in the Commitment Letter.

Availability/Purpose:                 (A)   TERM LOAN FACILITIES.  Term Loans (other than $100.0 million under the Term Loan B Facility and the Second Priority Term Loan
                                      Facility) will be available to finance the Acquisition and the
                                      Refinancing and to pay related fees



                                                    2

                                      and expenses, subject to the terms and conditions set forth in the
                                      Credit Documents, on the date of consummation of the Acquisition
                                      (the "CLOSING DATE") in a single draw. The remaining $100.0 million under the Term Loan B Facility (the "SECOND TERM LOAN B DRAW") and
                                      amounts under the Second Priority Facility will only be available to fund the "Change of Control Offers" hereinafter referred to. To the extent the Second Term Loan B Draw and Second Priority Facility
                                      Loans are not made on or prior to the expiration of such "Change of
                                      Control Offers," the unutilized commitments in respect thereof shall expire. Term Loans repaid or prepaid may not be reborrowed.

                                      (B) REVOLVING FACILITY. Not more than approximately $90.0 million of the Revolving Facility will be available to finance the
                                      Acquisition and the Refinancing and will otherwise be solely available for working capital and general corporate purposes on a fully revolving basis, subject to the terms and conditions set forth in the Credit Documents, in the form of revolving loans and letters of credit on and after the Closing Date until the date that is five years after the Closing Date (the "R/C MATURITY DATE").

Guarantors:                           Each of Borrower's direct and indirect domestic subsidiaries existing on the Closing Date or thereafter created or acquired shall unconditionally guarantee, on a joint and several basis, all obligations of Borrower under the Credit Facilities and (to the extent relating to the Loans) under each interest rate protection agreement entered into with a Lender or an affiliate of a Lender;
                                      PROVIDED that no guarantee need be provided by any member of the
                                      Target Unrestricted Group to the extent prohibited by the Existing
                                      Target Subsidiary Bonds and other indebtedness of Borrower; and
                                      PROVIDED, FURTHER, that no guarantee need be provided by Hollywood
                                      Casino - Aurora, Inc. to the extent such guarantee is prohibited by Illinois gaming authorities provided that Borrower has used commercially reasonable efforts with such authorities to arrange for such guarantees.  Each guarantor of any of the Credit
                                      Facilities is herein referred to as a "GUARANTOR" and its
                                      guarantee is referred to herein as a "GUARANTEE."

Security:                             The Credit Facilities, the Guarantees and (to the extent relating to the Loans) the obligations of Borrower under each interest rate protection agreement entered into with a Lender or any affiliate of a Lender will be secured by (A) a perfected
                                      lien on, and pledge of, all of the capital stock and intercompany notes of each of the direct and indirect subsidiaries of Borrower existing on the Closing Date or thereafter created or acquired, except that with respect to foreign subsidiaries only the capital stock of direct foreign subsidiaries of Borrower or a Guarantor need be pledged and only 65% of the voting capital stock thereof need be pledged; and (B) a perfected lien on, and security interest in, all of the tangible and intangible properties and assets
                                      (including all contract rights, real property interests,
                                      trademarks, trade names, equipment and proceeds of the foregoing)
                                      of each Credit Party (collectively, the "COLLATERAL"), except for
                                      (1) in the case of clause (B), liens or security interests in the
                                      Pennwood Joint Venture, the Casino Rama management contract and the leasehold estate at Casino Rouge to the extent such liens or security interests are prohibited by the terms thereof and liens or security interests pertaining to the Aurora, Illinois facility of
                                      Target if prohibited by Illinois gaming authorities to the extent
                                      Borrower has used commercially reasonable best efforts with such authorities to arrange for such liens and security interests; and
                                      (2) in the case of clause (A) and clause (B), those properties and assets as to which the Lead Arrangers shall determine in their sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby (it being understood that none of the foregoing shall be subject to any other liens or security interests, except for certain customary exceptions to be agreed upon). All such security interests will be created pursuant to documentation satisfactory in all respects to the Lead Arrangers, and on the Closing Date, such security interests shall have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Lead
                                      Arrangers shall have been made) and the Lead Arrangers shall have received satisfactory evidence as to the enforceability and priority thereof. All liens to secure the Credit Facilities shall be equal and ratable, except that any Loans under the Second
                                      Priority Facility will be secured on a basis junior to the other
                                      Credit Facilities on a basis customary for facilities of this type.

Termination of Commitments:           The commitments in respect of the Credit Facilities (including pursuant to the Commitment Letter) will terminate in their entirety
                                      (A) on the date that is 45 days after receipt by Borrower of all requisite regulatory approvals but in any
                                      event no later than July 31, 2003; (ii) the date of the Acquisition if the initial funding under the Credit Facilities does not occur on such date; and (iii) the termination or abandonment of the
                                      Acquisition.

Final Maturity:                       (A) TERM LOAN FACILITIES. The Term Loan A Facility will mature on the fifth anniversary of the Closing Date, the Term Loan B Facility will mature on the sixth anniversary of the Closing Date and the
                                      Second Priority Facility will mature on the seventh anniversary of the Closing Date; PROVIDED that the Term Loan B Facility and the
                                      Second Priority Facility will mature six months prior to the maturity of Borrower's outstanding 11 1/8% Senior Subordinated
                                      Notes due 2008, unless such notes are refinanced in full to a date that is at least six months after the above-referenced maturity dates of the Term Loan B Facility and the Second Priority Facility.

                                      (B) REVOLVING FACILITY. The Revolving Facility will mature on the
                                      R/C Maturity Date.

Amortization Schedule:                The Term Loan A Facility will amortize on a quarterly basis
                                      (beginning with the first full fiscal quarter after the Closing
                                      Date) in amounts to be agreed.

                                      Each of the Term Loan B Facility and the Second Priority Facility
                                      will amortize at a rate of 1.00% PER ANNUM on a quarterly basis
                                      (beginning with the first full fiscal quarter after the Closing
                                      Date) for the first five and six years, respectively, after the
                                      Closing Date with the balance paid in four equal quarterly installments thereafter.

Letters of Credit:                    Letters of credit under the Revolving Facility ("LETTERS OF
                                      CREDIT") will be issued by a Lender to be agreed by the Lead
                                      Arrangers and Borrower (in such capacity, the "L/C LENDER"). The issuance of all Letters of Credit shall be subject to the customary procedures of the L/C Lender.

Letter of Credit Fees:                Letter of Credit fees will be payable for the account of the
                                      Revolving Facility Lenders on the daily average undrawn face amount of each Letter of Credit at a rate PER ANNUM equal to the
                                      applicable margin for Revolving Loans that are LIBOR rate loans in effect at such time, which fees shall be paid quarterly in arrears.  In addition, an issuing fee on the face amount of each
                                      Letter of Credit equal to 0.25% PER ANNUM
                                      shall be payable to the L/C Lender for its own account, which fee shall also be payable quarterly in arrears.

Interest Rates:                       Interest rates in connection with the Credit Facilities will be as specified on ANNEX I attached hereto.

Default Rate:                         Overdue principal, interest and other amounts shall bear interest at a rate PER ANNUM equal to 2% in excess of the applicable interest rate (including applicable margin).

Mandatory Prepayments/                Subject to the next paragraph, the Credit Facilities will be
  Reductions in Commitments:          required to be prepaid with (a) beginning with the fiscal year ended December 31, 2003, (i) if Total Leverage Ratio (as defined below) is greater than 4.5x, 75% of annual Excess Cash Flow (to be defined), (ii) if Total Leverage Ratio is less than 4.5x, 50% of annual Excess Cash Flow or (iii) if Total Leverage Ratio is less than 3.5x, 0% of annual Excess Cash Flow; PROVIDED, HOWEVER, that such determinations with respect to the fiscal year ended December
                                      31, 2003 shall be based on actual results from the Closing Date;
                                      and PROVIDED, FURTHER, HOWEVER, that if there are amounts
                                      outstanding under the Second Priority Facility, then, for the
                                      Deferral Period (as defined in the Fee Letter) 62.5% of annual
                                      Excess Cash Flow measured since the Closing Date will be applied to the Second Priority Facility on a monthly basis and 37.5% to the balance of the Credit Facilities as provided above, (b) 100% of the net cash proceeds (including insurance proceeds) of asset sales and other asset dispositions by Borrower or any of its subsidiaries
                                      (subject to baskets and exceptions and customary reinvestment rights), (c) 100% of the net cash proceeds of the issuance or incurrence of debt by Borrower or any of its subsidiaries (subject to baskets and exceptions to be agreed upon) and (d) (i) in the event that any of the Second Priority Facility is drawn and remains outstanding, 100% of the net proceeds from any issuance of equity securities in any public offering or private placement or from any capital contribution (subject to baskets and exceptions to be agreed upon) and (ii) if there are no amounts outstanding under the
                                      Second Priority Facility, 50% of such net proceeds until such time as the Total Leverage Ratio (as defined below) is below 4.0:1.0.

                                      Mandatory prepayments will be applied PRO RATA among the Term Loan
                                      Facilities based on the aggregate principal
                                      amount of Term Loans then outstanding under each such Term Loan
                                      Facility; PROVIDED that (1) in the event that any of the Second
                                      Priority Facility is drawn and remains outstanding, mandatory prepayments of the type referred to in clause (c) or (d) of the immediately preceding paragraph shall be applied, first, to the
                                      Second Priority Facility and, at the Second Term Loan B Draw
                                      Lenders' option, the Second Term Loan B Draw and, second, PRO RATA among the remaining Term Loan Facilities and (2) mandatory prepayments of the type referred to in clause (b) of the
                                      immediately preceding paragraph shall be applied only to the Second
                                      Priority Facility and, at the Second Term Loan B Draw Lenders'
                                      option, the Second Term Loan B Draw, after application to the other
                                      Term Loan Facilities. Any application to any Term Loan Facility shall be applied PRO RATA to the remaining scheduled amortization payments in respect thereof. Notwithstanding the foregoing, any holder of Term Loans under the Term Loan B Facility may, to the extent that Term Loans are then outstanding under the Term Loan A
                                      Facility, elect not to have mandatory prepayments applied to such holder's Term Loans under the Term Loan B Facility, in which case the aggregate amount so declined shall be applied to the remaining scheduled amortization payments under the Term Loan A Facility or
                                      Second Priority Facility in accordance with the first sentence of this paragraph. To the extent that the amount to be applied to the prepayment of Term Loans exceeds the aggregate amount of Term Loans then outstanding, such excess shall be applied to the Revolving
                                      Facility to permanently reduce the commitments thereunder.

                                      Revolving Loans will be immediately prepaid to the extent that the aggregate extensions of credit under the Revolving Facility exceed the commitments then in effect under the Revolving Facility. To the extent that the amount to be applied to the repayment of the
                                      Revolving Loans exceeds the amount thereof then outstanding,
                                      Borrower shall cash collateralize outstanding Letters of Credit.

                                      To the extent any debt incurrence or equity issuance (subject to limited exceptions) occurs on or prior to the expiration of the
                                      "Change of Control Offers" in respect of the Existing Target
                                      Subsidiary Bonds, the net proceeds thereof shall be deposited in an escrow account with the Administrative Agent to fund the "Change of
                                      Control Offers" or Alternate

                                      Target Subsidiary Bond Offer and the commitments for the Second
                                      Priority Facility will be correspondingly reduced.

Voluntary Prepayments/                (A) TERM LOAN FACILITIES. Term Loans may be prepaid at
  Reductions in Commitments:          any time in whole or in part at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR
                                      borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period). Voluntary prepayments will be applied first to the Second Priority Facility and then in amounts and to tranches as determined by Borrower.

                                      (B) REVOLVING FACILITY. The unutilized portion of the commitments under the Revolving Facility may be reduced and loans under the
                                      Revolving Facility may be repaid at any time, in each case, at the option of Borrower, in a minimum principal amount and in multiples to be agreed upon, without premium or penalty (except, in the case of LIBOR borrowings, breakage costs related to prepayments not made on the last day of the relevant interest period).

Conditions to Effectiveness           The effectiveness of the credit agreement and the making
  and to Initial Loans:               of the initial Loans under the Credit Facilities shall be subject to conditions precedent that are usual for facilities and
                                      transactions of this type, to those specified herein and in the
                                      Commitment Letter and to such additional conditions precedent as may reasonably be required by either of the Lead Arrangers (all such conditions to be satisfied in a manner satisfactory to both of the Lead Arrangers, including, but not limited to, execution and delivery of the Credit Documents reasonably acceptable in form and substance to the Lead Arrangers by each Credit Party thereto on or prior to the Closing Date; delivery of reasonably satisfactory borrowing certificates and other customary closing certificates;
                                      receipt of valid security interests as contemplated hereby; absence of defaults, prepayment events or creation of liens under debt instruments or other material agreements as a result of the transactions contemplated hereby; absence of material litigation;
                                      evidence of corporate authority; receipt of approvals or consents from governmental authorities and third parties whose approval or consent is required (i) under the Acquisition Agreement to consummate the Transaction or (ii) to consummate the financing therefor; compliance with applicable
                                      laws, regulations and licensing requirements; delivery of
                                      reasonably satisfactory legal opinions; and adequate insurance.

                                      In addition to those conditions precedent set forth or referred to in the Commitment Letter, the making of the initial Loans will be subject to the following conditions:

                                      (A) The delivery, on or prior to the Closing Date, of a
                                          certificate on behalf of Borrower from the chief
                                          financial officer of Borrower and, at the reasonable
                                          request of the Lead Arrangers and at Borrower's
                                          expense, a nationally recognized appraisal or valuation
                                          consultant reasonably satisfactory to the Lead
                                          Arrangers and in form and substance reasonably
                                          satisfactory to the Lead Arrangers with respect to the
                                          solvency (on a consolidated basis) of Borrower and,
                                          with respect to such officer's certificate, of each
                                          Credit Party (other than HWCC - Louisiana, Inc. and its
                                          subsidiaries ("SHREVEPORT") immediately after the
                                          consummation of the Transactions to occur on the
                                          Closing Date (assuming the borrowing in full of the
                                          Second Priority Facility and the Second Term Loan B
                                          Draw).

                                      (B) Simultaneously with the making of the initial Loans,
                                          the Acquisition shall have been consummated in all
                                          material respects in accordance with the terms of the
                                          Acquisition Agreement (without the waiver or amendment
                                          of any material condition unless consented to by the
                                          Lead Arrangers), which terms, along with the conditions
                                          and structure of the Acquisition and the Acquisition
                                          Agreement, shall be in form and substance satisfactory
                                          to the Lead Arrangers (it being acknowledged that the
                                          Acquisition Agreement as in effect on the date hereof,
                                          and all exhibits, schedules, appendices and attachments
                                          thereto are satisfactory). Each of the parties thereto
                                          shall have complied in all material respects with all
                                          covenants set forth in the Acquisition Agreement to be
                                          complied with by it on or prior to the Closing Date
                                          (without the waiver or amendment of any of the material
                                          terms thereof unless consented to by the Lead
                                          Arrangers).

                                      (C) Simultaneously with the making of the initial Loans,
                                          the Refinancing shall have been effected on terms and
                                          conditions and pursuant to documentation satisfactory
                                          to the Lead Arrangers. As part of the Refinancing, (i)
                                          not less than 85% of the Target Non-Callable Notes
                                          shall have been tendered for cash pursuant to a tender
                                          offer and consent solicitation at a price reasonably
                                          acceptable to the Lead Arrangers, and, in connection
                                          therewith, requisite consents shall have been received
                                          for the elimination of all significant restrictive
                                          covenants and the inclusion as "permitted liens" liens
                                          to secure the Credit Facilities with the collateral
                                          securing the Non-Callable Notes on an equal and ratable
                                          basis or (ii) there shall have been a legal discharge
                                          or defeasance of the Non-Callable Notes with the effect
                                          that the restrictive covenants cease to have effect and
                                          such collateral is available to secure the Credit
                                          Facilities. All liens in respect of the indebtedness
                                          subject to the Refinancing (with limited exceptions to
                                          be agreed upon) shall have been released and the Lead
                                          Arrangers shall have received evidence thereof
                                          satisfactory to the Lead Arrangers and a "pay-off"
                                          letter or letters reasonably satisfactory to the Lead
                                          Arrangers with respect to such Indebtedness.

                                      (D) The Lead Arrangers shall have received reasonably
                                          satisfactory evidence (including satisfactory
                                          supporting schedules and other data) that after giving
                                          effect to the Transactions and the financing therefor
                                          (other than the funding of the Second Term Loan B Draw
                                          and the Second Priority Facility), a closing leverage
                                          ratio (calculated in a manner satisfactory to the Lead
                                          Arrangers) to be defined as the maximum ratio of total
                                          debt (including amounts related to any off-balance
                                          sheet receivables financings or other permitted
                                          securitizations, whether or not they constitute debt
                                          but excluding debt at Shreveport and any Loans under
                                          the Incremental Facility) to pro forma EBITDA for the
                                          combined company (including $7.0 million of add-backs
                                          arising from expected synergies and including the
                                          EBITDA of Target exclusive of Shreveport's EBITDA) for
                                          the last 12 months ended for which financial statements
                                          have been delivered in accordance with the Commitment
                                          Letter for which a SAS 71 review has been completed
                                          are available, of not greater than (i) 5.1:1.0 if such
                                          ratio is being calculated for the last 12 months ended
                                          November 30, 2002 or before and (ii) 5.0:1.0 thereafter.

                                      (E) The Transactions and the financing therefor shall be in compliance with all laws and regulations applicable to
                                          the Transactions, including without limitation, all
                                          requisite governmental authorities and third parties
                                          whose approval or consent is required (i) under the
                                          Acquisition Agreement to consummate the Transactions or
                                          (ii) to consummate the financing therefor shall have
                                          approved or consented to the Transactions and the other
                                          transactions contemplated hereby to the extent required
                                          (without the imposition of any materially burdensome
                                          condition or qualification in the judgment of the Lead
                                          Arrangers) and all such approvals shall be in full
                                          force and effect, all applicable waiting periods shall
                                          have expired and there shall be no governmental or
                                          judicial action, actual or threatened, that has or
                                          could reasonably be expected to have a reasonable
                                          likelihood of restraining, preventing or imposing
                                          materially burdensome or materially adverse conditions
                                          on any of the Transactions or the other transactions
                                          contemplated hereby.

                                      (F) No law or regulation shall be applicable in the
                                          judgment of the Lead Arrangers that restrains, prevents
                                          or imposes material adverse conditions upon the
                                          Transactions or the financing thereof, including the
                                          Credit Facilities.

                                      (G) After giving effect to the Transactions, Borrower and
                                          its subsidiaries shall have outstanding no indebtedness
                                          or preferred stock (or direct or indirect guarantees or
                                          other credit support in respect thereof) other than (i)
                                          the Loans, (ii) the existing senior subordinated notes
                                          due 2008 and 2010 of Borrower, (iii) to the extent none
                                          of the Existing Target Subsidiary Bonds are refinanced
                                          with proceeds of the Second Priority Facility or the
                                          Second Term Loan B Draw or otherwise in a manner
                                          acceptable to the Lead Arrangers, the Existing Target
                                          Subsidiary Bonds, (iv) approximately $800,000 of bank
                                          debt at Target's casino hotel and entertainment
                                          complex in Tunica County, Mississippi, (v) approximately
                                          $17.6 million of personal property subject to capital
                                          leases at Target to the extent not refinanced as part of
                                          the Transactions and (vi) such other limited debt as is
                                          reasonably acceptable to the Lead Arrangers, including not more than 15% in principal amount of the Non-Callable
                                          Notes. Any required or requested modifications to any debt instruments of Target or any of its subsidiaries shall
                                          have been obtained on a basis reasonably acceptable to the
                                          Lead Arrangers.

                                      (H) All accrued fees and expenses (including the reasonable fees and expenses of counsel to the Lead Arrangers) of
                                          the Lead Arrangers in connection with the Credit
                                          Documents shall have been paid (which may be paid out
                                          of the funds advanced on the Closing Date).

                                      (I) The Lead Arrangers shall have received (i) satisfactory title insurance policies (including such endorsements
                                          as the Lead Arrangers may require), current certified
                                          surveys, evidence of zoning and other legal compliance,
                                          certificates of occupancy, legal opinions and other
                                          customary documentation required by the Lead Arrangers
                                          with respect to all real property subject to mortgages;
                                          (ii) appraisals, satisfactory in form and substance to
                                          the Lead Arrangers, from an appraiser satisfactory to
                                          the Lead Arrangers, of the personal property and other
                                          assets to be agreed upon of Borrower and its
                                          subsidiaries after giving effect to the Transactions;
                                          and (iii) FIRREA appraisals to the extent required by
                                          applicable law or regulation.

                                      (J) To the extent that a change of control offer has been
                                          made and an Alternate Target Subsidiary Bond Offer has
                                          been requested, Borrower shall have used its best
                                          efforts to undertake it on a timely basis.

                                      (K) The Lenders shall have received such other customary
                                          legal opinions, corporate documents and other
                                          instruments and/or certificates as they may reasonably
                                          request.

Conditions to Second Term             In addition to the conditions referred to above and in the
  Loan B Draw and Second              Commitment Letter, the drawing of the Second Term Loan B Draw and
  Priority Facility Borrowings:       the making of the Second Priority Facility Loans will be subject to the conditions that (A) Existing Target Subsidiary Bonds shall have been duly and validly tendered pursuant to the terms of the "Change of Control Offers" made pursuant to and in compliance with Section
                                      4.16 of the indenture governing the Existing Target Subsidiary
                                      Bonds and (B) the proceeds from the Second Term Loan B Draw and the
                                      Second Priority Facility Borrowings shall be used to consummate such Change of Control Offer in accordance with its terms;
                                      PROVIDED, HOWEVER, that all amounts under the Second Term Loan B
                                      Draw shall have been drawn prior to funding of the Second Priority
                                      Facility.

Conditions to All                     Each extension of credit under the Credit Facilities will be
  Extensions of Credit:               subject to customary conditions, including the (i) absence of any
                                      Default or Event of Default (to be defined) and (ii) continued
                                      accuracy of representations and warranties in all material respects
                                      (which materiality exception will not apply to representations and warranties qualified by materiality standards).

Representations and                   Customary for facilities similar to the Credit Facilities and
  Warranties:                         such additional representations and warranties as may reasonably be required by the Lead Arrangers.

Affirmative Covenants:                Customary for facilities similar to the Credit Facilities and such affirmative covenants as may reasonably be required by the Lead
                                      Arrangers.

Negative Covenants:                   Customary for facilities similar to the Credit Facilities and such others as may reasonably be required by the Lead Arrangers (all such covenants to be subject to customary baskets and exceptions and such others to be agreed upon), including, but not limited to, limitation on indebtedness; limitation on liens and further negative pledges; limitation on investments; limitation on contingent obligations; limitation on dividends, redemptions and repurchases of equity interests; limitation on mergers,
                                      acquisitions and asset sales; limitation on capital expenditures;
                                      limitation on sale-leaseback transactions; limitation on
                                      transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in business conducted; limitation
                                      on amendment of documents relating to other material indebtedness and other material documents; limitation on creation of
                                      subsidiaries; and limitation on prepayment or repurchase of other indebtedness.

Financial Covenants:                  The Credit Facilities will contain financial covenants appropriate in the context of the proposed transaction based upon the financial information provided to the Lead Arrangers, including, but not limited to (definitions and numerical calculations to be set forth in the Credit Agreement):  minimum Interest Coverage Ratio (to be defined); maximum Senior Leverage Ratio (to be defined as the ratio of total senior debt to EBITDA (to include approximately $7.0 million of add-backs arising from expected synergies)); minimum
                                      Fixed Charge Coverage Ratio (to be defined); and Total Leverage
                                      Ratio (to be defined as maximum ratio of total debt (including amounts related to any off-balance sheet receivables financings or other permitted securitizations, whether or not they would constitute debt) to trailing four quarter EBITDA).  The financial covenants contemplated above will be tested on a quarterly basis and will apply to Borrower and its subsidiaries on a consolidated basis commencing with the first quarter after the Closing Date.

Interest Rate Management:             An amount designated by the Lead Arrangers of the projected outstandings under the Credit Facilities must be hedged on terms and for a period of time satisfactory to the Lead Arrangers with a counterparty acceptable to the Lead Arrangers.

Events of Default:                    Customary for facilities similar to the Credit Facilities and others as may reasonably be required by the Lead Arrangers.

Taxes, Yield Protection and           Usual for facilities and transactions of this type.
  Increased Costs:

Assignments and                       Each assignment (unless to another Lender or its affiliates)
  Participations:                     shall be in a minimum amount of $1.0 million (unless Borrower and the Lead Arrangers otherwise consent or unless the assigning
                                      Lender's exposure is thereby reduced to $ 0). Assignments (which may be non-PRO RATA among loans and commitments) shall be permitted with Borrower's and the Lead Arrangers' consent (such consent not to be unreasonably withheld, delayed or conditioned), except that no such


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

                                      consent of Borrower need be obtained to effect an assignment to any
                                      Lender (or its affiliates) or if any default has occurred and is continuing or if determined by the Lead Arrangers, in consultation with Borrower, to be necessary to achieve a successful syndication.
                                      Participations shall be permitted without restriction. Voting rights of participants will be subject to customary limitations.

Required Lenders:                     Lenders having a majority of the outstanding credit exposure (the
                                      "REQUIRED LENDERS"), subject to amendments of certain provisions of the Credit Documents requiring the consent of Lenders having a greater share (or all) of the outstanding credit exposure or requiring the consent of a specified affected Credit Facility.

Expenses and Indemnification:         In addition to those out-of-pocket expenses reimbursable under the
                                      Commitment Letter, all reasonable out-of-pocket expenses of the
                                      Lead Arrangers and the Administrative Agent (and the Lenders for
                                      enforcement costs and documentary taxes) associated with the preparation, execution and delivery of any waiver or modification
                                      (whether or not effective) of, and the enforcement of, any Credit
                                      Document (including the reasonable fees, disbursements and other charges of counsel for the Lead Arrangers) are to be paid by the
                                      Credit Parties.

                                      The Credit Parties will indemnify each of the Lead Arrangers, the
                                      Administrative Agent and the other Lenders and hold them harmless from and against all costs, expenses (including fees, disbursements and other charges of counsel) and liabilities arising out of or relating to any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent or any such other Lender is a party thereto) that relate to the Transactions or any transactions related thereto, except to the extent arising primarily from such person's bad faith, gross negligence or willful misconduct.

Governing Law and Forum:              New York.

Waiver of Jury Trial:                 All parties to the Credit Documents waive the right to trial by jury.

Special Counsel for Lead              Cahill Gordon & Reindel (and one or more local counsel and
  Arrangers:                          regulatory counsel as selected by the Lead Arrangers).
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

                                                                         ANNEX I


Interest Rates and Fees:              Borrower will be entitled to make borrowings based on the ABR plus the Applicable Margin or LIBOR plus the Applicable Margin. The
                                      "APPLICABLE MARGIN" shall be (A) with respect to LIBOR Loans under the (i) Revolving Facility, 2.50% PER ANNUM; (ii) Term Loan A
                                      Facility 2.50% PER ANNUM; (iii) Term Loan B Facility, 2.75% PER
                                      ANNUM; and (iv) Second Priority Facility, 4.25% PER ANNUM; and (B)
                                      with respect to ABR Loans under the (i) Revolving Facility, 1.50%
                                      PER ANNUM; (ii) Term Loan A Facility, 1.50% PER ANNUM; (iii) Term
                                      Loan B Facility, 1.75% PER ANNUM; and (iv) Second Priority
                                      Facility, 3.25% PER ANNUM.

                                      Unless consented to by the Lead Arrangers in their sole discretion, no LIBOR Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the Credit Facilities as determined by the Lead
                                      Arrangers shall have occurred), except that, from and after the fifth business day after the Closing Date, LIBOR periods of 14 days may be elected until the thirtieth day after the Closing Date.

                                      Notwithstanding the foregoing, on and after the date (the "TRIGGER
                                      DATE") that is the later of (A) if the Second Priority Facility is drawn down, the date following the expiration of the "Change of
                                      Control Offers" upon which none of the Second Priority Facility is outstanding, and (B) the first date after the Closing Date on which
                                      Borrower delivers financial statements and a computation of the
                                      Total Leverage Ratio for the first fiscal quarter ended at least six months after the Closing Date in accordance with the Credit
                                      Agreement, the Applicable Margins for the Revolving Facility and
                                      Term Loan A Facility shall be subject to a grid based on the most recent Total Leverage Ratio to be negotiated.

                                      "ABR" means the higher of (i) the corporate base rate of interest announced by the Administrative Agent from time to time, changing effective on the date of announcement of said corporate base rate changes, and (ii) the Federal Funds Rate plus 0.50% PER ANNUM. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.



                                      "LIBOR" means the rate determined by the Administrative Agent to be available to the Lenders in the London interbank market for deposits in US Dollars in the amount of, and for a maturity corresponding to, the amount of the applicable LIBOR Loan, as adjusted for maximum statutory reserves.

                                      Borrower may select interest periods of one, two, three or six months for LIBOR borrowings. Interest will be payable in arrears
                                      (i) in the case of ABR Loans, at the end of each quarter and (ii)
                                      in the case of LIBOR Loans, at the end of each interest period and, in the case of any interest period longer than three months, no less frequently than every three months; PROVIDED, HOWEVER, that if the Second Priority Facility and the Second Term Loan B Draw are
                                      drawn down, interest shall be paid not less frequently than interest is paid on the Second Priority Facility and the Second
                                      Term Loan B Draw. Interest on all borrowings shall be calculated on the basis of the actual number of days elapsed over (x) in the case of LIBOR Loans, a 360-day year, and (y) in the case of ABR Loans, a
                                      365- or 366-day year, as the case may be.

                                      Commitment fees accrue on the undrawn amount of the Credit
                                      Facilities, commencing on the date of the execution and delivery of the Credit Documents. The commitment fee in respect of the Credit
                                      Facilities will accrue as set forth in the table below:


                                        TOTAL LEVERAGE              COMMITMENT FEE
                                        --------------              --------------
                                       (greater than) 5.0x               .750%
                                       (less than)    5.0x               .625%
                                       (less than)    4.5x               .500%
                                       (less than)    3.5x               .375%

                                      All commitment fees will be payable in arrears at the end of each quarter and upon any termination of any commitment, in each case for the actual number of days elapsed over a 365- or 366-day year.


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